Salomon Brothers Emerging Markets Income Fund Inc.


Sub-Item 77C (Proxy Statement)

Registrant incorporates by reference Registrant's DEFA 14A dated September 27, 2005 filed on September 27, 2005.
(Accession No. 0001193125-05-192361)


On October 21, 2005, a Special Meeting of Shareholders was held to approve a new management agreement. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Shareholders.

Item Voted on         Votes For  Votes Against Abstentions
Management Agreement  1,865,468    152,777        86,690


The Annual Meeting of Shareholders of the Fund was held on December 12, 2005, for the purpose of considering and voting upon the election of Directors. The following table provides information concerning the matter voted upon at the
Meeting:

Election of Directos          Votes For      Votes Withheld
Nominees:
Leslie H. Gelb                3,756,015         93,041
R. Jay Gerken                 3,781,022         68,034

At February 28, 2006, in addition to Leslie H. Gelb and R.
Jay Gerken, the other directors of the Fund were as follows:
     Carol L. Colman
     Daniel P. Cronin
     William R. Hutchinson
     Riordan Roett
     Jeswald W. Salacuse